NEWS RELEASE

CONTACT: Mike German

CEO

Phone: (607) 936-3758 ext. 239

Fax: (607) 936-2844

Date: February 12, 2019

FOR IMMEDIATE RELEASE

Corning Natural Gas Holding Corporation Increases Dividend
for Tenth Consecutive Year

Corning, N.Y. (Tuesday, February 12, 2019) – Corning Natural Gas Holding Corporation’s (“CNIG”) Board of Directors declared a dividend for the March 31, 2019 ending quarter. On January 29, 2019, the Company’s Board of Directors approved an increase in the common stock dividend to $0.145/share, which is equal to an annualized rate of $0.58/share. This is an increase from the annualized rate of $0.56/share in 2018. “This is our 10th consecutive year that the Company has increased its dividend since reinstituting the cash dividend payment in 2009,” stated Mike German, CEO for the Company. The Board also approved its 6% Series A Cumulative Preferred Stock and Series B Convertible Preferred Stock dividend for shareholders of record on March 29, 2019, payable on or about April 15, 2019.

Corning Natural Gas Holding Corporation, incorporated in 2013, is a publicly traded company and the parent company of Corning Natural Gas Corporation. Corning Natural Gas Corporation (a New York State regulated utility company established in 1904), Corning Natural Gas Appliance Corporation, and Pike County Light and Power are 100% owned subsidiary companies of the holding corporation. Leatherstocking Gas Company and Leatherstocking Pipeline Company are 50% owned subsidiaries of the holding corporation. Corning Natural Gas provides safe, reliable natural gas service to 15,000 residential, commercial and industrial customers in the Southern Tier and Central Regions of New York State. Leatherstocking Gas Company provides natural gas utility service in Susquehanna and Bradford Counties in Pennsylvania. Pike County Light and Power provide both natural gas utility service and electric service to Pike County, Pennsylvania. To learn more about investor relations, visit www.corninggas.com.

Safe Harbor Regarding Forward-Looking Statements

Some of the statements that are issued by or on behalf of the company or that are made in this press release, including statements about confidence in the company’s prospects and strategies are forward-looking statements within the meaning of § 21E of the Securities Exchange Act. Some of these forward-looking statements can be identified by words like “believe,” “expect,” “will,” “should,” “intend,” “plan,” or similar terms; others can be determined by context. Statements contained in this release that are not historical facts are forward-looking statements. These statements are necessarily estimates reflecting the company’s judgment based upon current information and involve a number of risks and uncertainties. Many factors could affect the accuracy of these forward-looking statements, causing actual results to differ significantly from those anticipated in these statements. You should not place undue reliance on forward-looking statements which reflect analysis only as of the date of this report. The risks and uncertainties listed above and in documents that the company files with the Securities and Exchange Commission ( www.sec.gov ), including our annual report on Form 10-K, quarterly reports on Form 10-Q, and any current reports on Form 8-K, must be carefully considered by any investor or potential investor in Corning Natural Gas Holding Corporation.

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